Exhibit 99.1

RASER TECHNOLOGIES, INC.

Investor Relations

(801) 765-1200

investorrelations@rasertech.com

FOR IMMEDIATE RELEASE

Raser announces FINANCIAL RESULTS FOR FIRST QUARTER 2007

PROVO, UT, May 10, 2007 -- Raser Technologies, Inc. (NYSE Arca: RZ) today announced its financial results for the quarter ended March 31, 2007.

During the three months ended March 31, 2007, Raser recognized revenue totaling $123,763. Revenue increased over the prior year as a result of progress towards completion of the ARINC subcontract that began in October 2006. Raser recognized revenue totaling $33,736 for the three months ended March 31, 2006 as a result of its subcontract with Advanced Energy which was completed in 2006. These subcontracts are accounted for on a percentage-of-completion basis.

With total operating expenses of $4.9 million in the quarter ended March 31, 2007, against $3.3 million in the same period prior year, the net loss was $4.6 million or $0.09 cents per basic and fully diluted share in first quarter 2007, compared to a net loss of $3.0 million, or $0.06 per fully diluted share, in first quarter 2006. The increase in operating expenses is primarily due to a non-cash stock grant totaling $1.0 million for advisory services. The increase is also attributable to $0.3 million of non-recurring additional costs we expect to incur in connection with a subcontract and to a $0.3 million increase in professional services expenses.

Martin F. Petersen, CFO of Raser, stated, "Raser made significant progress on several fronts during the first quarter of 2007. We signed two memorandums of understanding with two manufacturers for the testing and mass-production qualification of our Symetron™ electric motor and alternator technologies. These agreements are the first step in adapting the Symetron™ technology for mass production in specific commercial applications by two of the leading manufacturers in these industries. Upon the successful completion of testing and verification of results, both manufacturers anticipate moving towards final licensing agreements for mass production."

He also said, "With regard to our geothermal electric power generation business, we signed leases on several properties in Nevada. The cost of these leases are capitalized as unproved property and delay rentals. An independent geological study has identified five target drilling areas located on portions of Raser's leased properties in Nevada that are suitable for the development of our advanced binary cycle geothermal power plants. The report indicates that the studied area alone could contain sufficient geothermal resources to support power projects of approximately 300 to 500 megawatts. We believe these resources will support our goal of initiating the development of approximately 100 megawatts per year for several years. Since the quarter ended, we have also added several properties in Utah, and we continue to seek geologically suitable places for future development."

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Petersen continued, "Financially, Raser benefited from the receipt of $6.1 million outstanding on a 10% interest bearing promissory note. Those funds, combined with $12.5 million raised in a private equity placement during the quarter, will provide us with increased flexibility and allow us to accelerate the pace of business development both in the electric motor and controller technology business lines and in the geothermal energy development area. Since the end of the first quarter, we have secured a project area permit from the State of Nevada for the purpose of developing geothermal well fields believed to be sufficient to power two 10 megawatt power plants on certain of our acquired geothermal lease properties in Nevada. This should allow us to begin drilling in the near future. At the same time, we have entered into a series of agreements for UTC Power, a division of United Technologies, to provide up to 135 PureCycle® geothermal power systems for our first three power plants.

"In the first quarter, we began to discuss our well-to-wheels plan that unites our motor and controller technology with our geothermal projects. Simply put, we believe that America will begin making a switch from internal combustion engine powered automobiles and trucks to hybrid-electric and plug-in hybrid-electric vehicles. We intend to be involved both in generating the electricity from clean, renewable sources to power these electric vehicles and in developing the technology for their drive systems - we intend to be involved from the geothermal well to the hybrid engine that turns the wheels of future cars and trucks."

He concluded, "Raser is beginning to make the transition from a development stage company to a commercial enterprise, and we are working hard to ensure that the transitional period results in a strongly positioned company capable of realizing its full potential."

About Raser Technologies

Raser is a publicly-traded technology licensing and development company operating in two business segments. Raser's Transportation and Industrial Technology segment focuses on using Raser's Symetron™ technology to improve the efficiency of electric motors and other applications. Raser's Power Systems segment is seeking to develop new geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology and Raser's Symetron™ technology. Further information on Raser may be found at: www.rasertech.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: our beliefs about the potential for geothermal power generation on our leased properties; our belief about our ability to exploit the available geothermal resources; our beliefs about the strength and enforceability of our agreements; our beliefs about the geothermal market generally; our beliefs about our ability to utilize our technology and other available technologies to produce electric power from the available resources; our beliefs about our ability to secure the equipment and services, on acceptable terms, required to complete our power projects; our ability to attract alliance or financial partners on our power projects; our beliefs about the performance and market applicability of our products; our beliefs about the status and enforceability of the Company's intellectual property; our beliefs about the strength of our existing and potential business relations in the motor industry; our beliefs about the performance capabilities of our technology; our ability to commercially license our technology; our ability to hire employees sufficient to accelerate engineering and testing; and our ability to successfully complete testing and verification of SymetronTM technologies. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology for the intended applications; the strength of our intellectual property; our inability to attract, train and retain key personnel; and such other risks as identified in our annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

- FINANCIAL TABLES TO FOLLOW -

RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,	For the period after re-entry into development stage (October 1, 2006) through March 31,
	2007	2006	2007
Revenue	$ 123,763	$ 33,736	$ 168,480

Operating expense
Cost of sales	466,130	55,584	510,847
General and administrative	3,650,828	2,354,697	7,318,320
Research and development	796,300	856,461	1,738,759

Total operating expenses	4,913,258	3,266,742	9,567,926

Operating loss	(4,789,495)	(3,233,006)	(9,399,446)
Interest income	183,938	200,803	388,507
Loss on the sale of securities	-	(8,512)	-
Series B warrant registration costs	(21,012)	-	(117,101)

Loss before income taxes	(4,626,569)	(3,040,715)	(9,128,040)
Income tax benefit (expense)	-	-	-

Net loss applicable to common stockholders	$ (4,626,569)	$ (3,040 715)	$ (9,128,040)

Loss per common share-basic and diluted	$ (0.09)	$ (0.06)

Weighted average common shares-basic and diluted	51,486,000	50,444,000

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RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Condensed Consolidated Balance Sheets

(Unaudited)

Assets	March 31,	December 31,
	2007	2006

Current assets:
Cash and cash equivalents	$ 19,219,631	$ 3,351,568
Restricted cash	150,000	400,000
Accounts receivable	15,750	84,900
Unbilled receivable	99,330	-
Note receivable and accrued interest	-	5,952,074
Other current assets	200,526	165,229

Total current assets	19,685,237	9,953,771
Equipment, net	651,283	681,029
Unproved property and prepaid delay rentals	276,666	198,350
Intangible assets, net	620,410	560,387
Other assets	61,910	11,910

Total assets	$ 21,295,506	$ 11,405,447

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 419,215	$ 439,413
Accrued liabilities	1,667,867	231,400
Unearned revenues	-	24,433

Total current liabilities	2,087,082	695,246
Contingencies and commitments,
Stockholders' equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued and outstanding.	-	-
Common stock, $.01 par value, 250,000,000 shares authorized, 54,144,764 and 51,389,295 shares issued and outstanding, respectively	541,448	513,893
Additional paid in capital	58,767,193	45,669,956
Accumulated deficit	(30,972,177)	(30,972,177)
Accumulated deficit after re-entry into development stage	(9,128,040)	(4,501,471)

Total stockholders' equity	19,208,425	10,710,201

Total liabilities and stockholders' equity	$ 21,295,506	$ 11,405,447

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RASER TECHNOLOGIES, INC. AND SUBSIDIARIES

(a development stage enterprise)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,		For the period after re-entry into development stage (October 1, 2006) through March 31,
	2007	2006	2007
Cash flows from operating activities:
Net loss	$ (4,626,569)	$ (3,040,715)	$ (9,128,040)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	67,157	48,088	122,594
Impairment of abandoned patent applications	-	-	19,317
Loss (Gain) on disposal of assets	(100)	-	2,884
Loss on the sale of securities	-	8,512	-
Common stock, stock options and warrants issued for services	2,148,241	1,411,989	4,519,100
Decrease in accounts receivable	69,150	134,835	-
Increase in unbilled receivable	(99,330)	-	(99,330)
Decrease (increase) in other assets	(35,297)	88,402	(11,925)
Decrease in interest receivable	404,522	-	264,693
(Decrease) increase in account payable	(20,197)	(17,575)	159,291
Increase in accrued liabilities	446,467	150,979	336,917
(Decrease) increase in unearned revenues	(24,433)	3,449	-

Net cash used in operating activities	(1,670,389)	(1,212,036)	(3,784,499)

Cash flows from investing activities:
Proceeds from the sale of short term investments	-	525,000	-
Decrease (Increase) in notes receivable	5,547,552	(1,610,636)	5,547,552
Cost of attempted acquisition	-	(162,631)	-
Increase in other assets	(50,000)	-	(50,000)
Decrease in restricted cash	250,000	-	250,000
Increase in intangible assets	(67,444)	(24,091)	(118,483)
Purchase of equipment	(34,891)	(42,606)	(110,425)
Proceeds from the sale of equipment	5,000	-	5,000
Increase in unproved property	(38,516)	-	(38,516)

Net cash provided by (used in) investing activities	5,611,701	(1,314,964)	5,485,128

Cash flows from financing activities:
Proceeds from exercise of common stock warrants	-	25,650	-
Proceeds from exercise of common stock options	73,000	97,425	124,100
Proceeds from the sale of common stock in private equity placement	11,853,751	-	11,853,751

Net cash provided by financing activities	11,926,751	123,075	11,977,851

Net increase (decrease) in cash and cash equivalents	15,868,063	(2,403,925)	13,678,480
Cash and cash equivalents at beginning of period	3,351,568	17,467,545	5,541,151

Cash and cash equivalents at end of period	$ 19,219,631	$ 15,063,620	$ 19,219,631

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